SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Corn Products International, Inc.

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5 Westbrook Corporate Center, Westchester, Illinois 60154
March 29, 2006
Dear Stockholder:
      Enclosed are the notice of annual meeting of stockholders, proxy statement and proxy card for this year’s annual meeting of stockholders of Corn Products International, Inc. The annual meeting will be held solely to vote on each of the matters described in the proxy statement. We do not expect any other business will be transacted.
      Please note that you can vote by the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting by either the Internet or telephone are given on the enclosed proxy card. Note also that if you hold your shares through a bank, broker or other holder of record, you may vote your shares in accordance with your voting instruction form.
      Your vote is important to the Company, whether or not you plan to attend. If you plan to attend the annual meeting, please so indicate and bring the admission ticket that is attached to the enclosed proxy card.

Sincerely,

Samuel C. Scott III
Chairman, President and
Chief Executive Officer

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
      The 2006 annual meeting of stockholders of Corn Products International, Inc. will be held at the Westbrook Corporate Center Meeting Facility, which is located on the ground floor of the annex between Towers 2 and 5 of the Westbrook Corporate Center (near the southwesterly corner of the intersection of Cermak Avenue and Wolf Road), in Westchester, Illinois, on Wednesday, May 17, 2006, at 9:00 a.m., local time, for the following purposes:

1. To elect three Class III directors, each for a term of three years.

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.

3. To transact such other business, if any, that is properly brought before the meeting and any adjournment or adjournments thereof.
      March 20, 2006 is the record date for the annual meeting. Only stockholders of record at the close of business on that date may vote at the meeting. For ten days before the meeting, a list of stockholders will be available for inspection during ordinary business hours at the address set out above.
      Your vote is important. Whether or not you expect to attend the annual meeting, please ensure that your vote will be counted by voting over the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form promptly in the prepaid envelope provided.
By order of the Board of Directors,

Mary Ann Hynes
Vice President, General Counsel
and Corporate Secretary
March 29, 2006

Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154
PROXY STATEMENT
General Information
      You have received this proxy statement because the Board of Directors of Corn Products International, Inc. (the “Company”) is asking for your proxy to vote your shares at the 2006 annual meeting of stockholders that is scheduled to be held on Wednesday, May 17, 2006 (the “Annual Meeting”). This proxy statement and the accompanying 2005 annual report to stockholders of the Company are being mailed commencing on or about March 31, 2006. On March 20, 2006, the record date for the Annual Meeting, 74,015,132 shares of the Company’s common stock were issued and outstanding.
Who May Vote
      You may vote at the Annual Meeting if you were a stockholder of record of the Company’s common stock at the close of business on March 20, 2006. You are entitled to one vote for each share of common stock of the Company that you owned as of the record date. If you are a participant in the Corn Products International Stock Fund of the Company’s Retirement Savings Plans or the Company’s automatic dividend reinvestment plan, your proxy card includes the number of shares in your plan account as well as any other shares of Company common stock held of record in your name as of March 20, 2006.
How To Vote
      You may vote by proxy at the Annual Meeting or in person. If you vote by proxy, please sign and date the enclosed proxy card and return it to us in the envelope provided. Specify your choices on the proxy card. If you return a signed and dated proxy card but do not specify your choices on it, your shares will be voted in favor of the election of each of the director nominees and in favor of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2006.
      If you are a registered stockholder, you may also vote either by telephone or electronically through the Internet by following the instructions included with your proxy card. The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Eastern Time on May 16, 2006. You may revoke your proxy at any time before it is voted by (i) notifying the Company’s Corporate Secretary in writing, (ii) returning a later-dated, signed proxy card or voting instruction form, (iii) submitting a later-dated proxy electronically through the Internet or by telephone, or (iv) voting in person at the Annual Meeting. Attendance at the Annual Meeting without voting will not revoke your previously submitted proxy. Any written notice revoking a proxy should be sent to Mary Ann Hynes, Corporate Secretary, Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154.
      If your shares are held through a bank, broker or other holder of record, please check your voting instruction form or contact your bank, broker or other nominee holder to determine whether you will be able to vote by telephone or electronically through the Internet.
Required Votes
      To carry on the business of the Annual Meeting, a quorum of the stockholders is required. This means that at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting, either by proxy or in person. If a quorum is present, the three director nominees receiving the most votes will be elected. If you withhold your vote for any or all nominees, your vote will not count either “for” or “against” the nominee. The proposal to ratify the appointment of KPMG requires the favorable vote of a majority of the votes present at the meeting in person or by proxy and entitled to vote. A vote to “abstain” on the auditor ratification proposal will be counted as present for quorum purposes and will be considered as being present for the vote on that proposal, but it will not be counted as a vote cast “for” that proposal and will, therefore, have the effect of a vote against the proposal.
      If you hold your shares of Company common stock through a bank, broker or other holder of record and have not returned a signed proxy card, your broker will have authority to vote your shares but only on those proposals that are considered discretionary under the applicable New York Stock Exchange rules. If your broker does not have such discretion on any proposals (broker non-votes), your shares will be counted as being present at the Annual Meeting for quorum purposes, but they will not be counted as being present for the votes cast on those proposals. We do not expect that brokers will lack discretion to vote on either of the proposals that will be considered at the Annual Meeting.
Solicitation of Proxies
      The Company will pay all costs of soliciting proxies and will reimburse brokers, banks and other custodians and nominees for their reasonable expenses for forwarding proxy materials to beneficial owners and obtaining their voting instructions. In addition to this mailing, directors, officers and other employees of the Company may solicit proxies electronically, personally or by mail or telephone.
Governance Principles and Policies on Business Conduct
      The Company’s Governance Principles and Policies on Business Conduct are available in the “Governance” section of the Company’s web site at http://www.cornproducts.com.
Other Information
      In accordance with Rule 14a-3(e)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), only one copy of this proxy statement and the annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of those stockholders. Upon written or oral request, the Company will deliver promptly a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents was delivered. Any stockholder who wishes to receive a separate copy of this proxy statement or the annual report, or a print copy of the Company’s Governance Principles and Policies on Business Conduct, or any of the charters of the Board’s committees, can do so by contacting the Corporate Secretary of the Company, by telephone at 708-551-2600 or by mail at the Company’s principal executive office, the address of which is Corn Products International, Inc., 5 Westbrook Corporate Center, Westchester, Illinois 60154.
      In addition, any stockholder sharing an address with other stockholders of the Company can request delivery of only a single copy of future annual reports and proxy statements by contacting the Corporate Secretary. Please also keep in mind that this proxy statement and the accompanying 2005 annual report to stockholders will be published and available for viewing and copying in the “Investors” section of the Company’s web site at http://www.cornproducts.com. The Company would also like to remind you that any stockholder having computerized access to the Internet may consent at any time to receive electronic notification of these documents by following the enrollment instructions available at http://www.cornproducts.com.
      Please note that the information on our web site is not incorporated by reference in this Proxy Statement.
Board of Directors
      The business and affairs of the Company are conducted under the direction of its Board of Directors (the “Board”). The Board presently consists of twelve members, ten of whom have been determined to be independent under the rules of the New York Stock Exchange.
      Mr. Ronald M. Gross has announced his intention to retire from the Board as of the Annual Meeting, at which time the Board will be reduced to eleven members. Mr. Paul Hanrahan was appointed to the Board on March 14, 2006. A professional third-party search firm initially recommended Mr. Hanrahan to the Corporate

Governance and Nominating Committee which in turn recommended Mr. Hanrahan to the Board for nomination. Mr. Hanrahan is standing for election at the Annual Meeting.
      Please see the section titled “Independence of the Board Members” and “Proposal 1. Election of Directors” below for more information. The Board is divided into three classes, with one class elected each year for a three-year term.
Director Attendance
      In addition to the various committee meetings referred to below, the Board held eight meetings in 2005. Each director attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served during 2005. As a group, the directors’ meeting attendance averaged 93.7 percent for the year.
      The Company encourages, but does not require, its directors to attend the annual meeting of stockholders. Last year, all of our directors attended the annual meeting of stockholders.
Independence of the Board Members
      Under the rules of the New York Stock Exchange, a director is not considered to be independent unless the Board has affirmatively determined that the director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, the New York Stock Exchange rules stipulate that certain relationships preclude a director from being considered to be independent. The Board has determined that each director and nominee for director, except for Mr. Samuel C. Scott, the Company’s Chief Executive Officer, and Mr. Luis Aranguren-Trellez, are independent. In making such determinations, the Board considered the facts underlying the relationships described below.
      Mr. Bernard H. Kastory serves as a member of the Advisory Board of Bimbo Bakeries USA, the United States division of Grupo Bimbo, S.A. de C.V., Mexico’s largest baking company. The Advisory Board is a consultative body that meets twice each year with the Chairman of Bimbo Bakeries to discuss strategic, business and marketing matters, and is not a governance body. In 2005, the Company had sales to Grupo Bimbo and its affiliates, including Bimbo Bakeries USA, of approximately US$605,907. Mr. James M. Ringler is a director of Dow Chemical Company, from which the Company made purchases of approximately US$4.3 million during 2005. Ms. Barbara A. Klein is an executive officer of CDW Corporation, from which the Company made purchases of computer equipment for approximately US$67,000 during 2005. Mr. Richard J. Almeida is a director of UAL Corporation, the holding company whose primary subsidiary is United Airlines. United Airlines is one of several air carriers used by the Company’s employees for business travel. The Board has concluded that none of these relationships is a material relationship that would impair the independence from management of any such individuals, as in each instance the total dollar amount of the transactions is small in relation to the consolidated gross revenues of the entity in question and in no instance was the director’s compensation tied to the business or relationship with the Company.
      In addition, certain members of the Board serve as directors of various charitable organizations. During 2005, the Company made contributions to some of these charitable organizations. None of the contributions made by the Company to charitable organizations where our non-employee directors are directors exceeded US$20,000.
      Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board. “Non-management” directors are all those who are not Company officers and may include directors who are not “independent” by virtue of the existence of a material relationship with the Company. In 2005, the Company had no lead director; however, the Chairperson of the Corporate Governance and Nominating Committee acted as the presiding director at all executive sessions with the exception of those executive sessions where executive performance and compensation were discussed. At these executive sessions, the Chairperson of the Compensation Committee acted as the presiding director. In January 2006, the Board amended the Corporate Governance Principles and the Company’s By-laws to provide for a Lead Director under certain circumstances. The Board has concluded that, currently, the Chairperson of the Corporate Governance and Nominating Committee will serve as the Lead Director. The responsibilities of the Lead Director include attending and presiding at meetings of the Board of Directors in the absence of the Chairperson and presiding at executive sessions conducted without management, except for meetings where executive performance and compensation are discussed, which are presided over by the Chairperson of the Compensation Committee. The Company’s Governance Principles and Policies on Business Conduct are available in the “Governance” section of the Company’s web site at http://www.cornproducts.com.
Communication with the Board
      Interested parties may communicate directly with any member of the Board of Directors, including the Lead Director, or the non-management directors, as a group, by writing in care of:

Corporate Secretary
Corn Products International, Inc.
5 Westbrook Corporate Center
Westchester, Illinois 60154
      The Corporate Secretary will collect all such communications and organize them by subject matter. Thereafter, each communication will be promptly forwarded to the appropriate board committee chairperson according to the subject matter of the communication. Communications addressed directly to the Lead Director, the non-management directors, as a group, or any individual director will be forwarded to the Lead Director, each non-management member of the Board or the individual director, as the case may be.
Committees of the Board
      The Board currently has four standing committees, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee. Each of these committees operates pursuant to a written charter adopted by the Board. These charters are available in the “Governance” section of the Company’s web site at http://www.cornproducts.com.
Audit Committee
      The Audit Committee is composed of at least three directors, each of whom is independent and financially literate as such terms are defined under the rules of the New York Stock Exchange. The Board has determined that the Company has more than one member of the Audit Committee who meets the legal requirements of an audit committee financial expert, one of whom is Mr. James M. Ringler.
      Pursuant to the provisions of its written charter as adopted by the Board, this committee assists the Board in fulfilling its oversight responsibilities in the areas related to the financial reporting process and the systems of financial control. The Audit Committee also acts as a separately-designated standing audit committee established in accordance with the Exchange Act. The Company’s independent registered public accounting firm is accountable to and meets privately with this committee on a regular basis.
      Members of the Audit Committee are J. M. Ringler (Chairman), B. H. Kastory, G. B. Kenny and B. A. Klein. This committee held 12 meetings during 2005 and has furnished the following report.

Audit Committee Report
      The Audit Committee of the Board of Directors (the “Committee”) reports that it has: (i) reviewed and discussed with management the audited financial statements of the Company for the fiscal year ended December 31, 2005; (ii) discussed with KPMG LLP, the independent registered public accounting firm of the Company, the matters required to be discussed by Statement on Auditing Standards No. 61; and (iii) received the written disclosures and the letter from KPMG LLP required by the Independence Standards Board Standard No. 1 and discussed with KPMG LLP their independence. Based on such review and discussions, the Committee recommended to the Board that the audited financial statements of the Company for the fiscal year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for 2005 for filing with the Securities and Exchange Commission (the “SEC”).

Audit Committee
J. M. Ringler, Chairman
B. H. Kastory
G. B. Kenny
B. A. Klein
Compensation Committee
      The Compensation Committee is composed entirely of independent directors as “independence” is defined under the rules of the New York Stock Exchange. Each of the members of this committee is also a “non-employee director” as such term is defined under Exchange Act Rule 16b-3 and an “outside director” as such term is defined in Treasury Regulation § 1.162-27(3).
      Pursuant to the provisions of its written charter, this committee discharges the Board’s responsibilities relating to compensation of the Company’s executives, employee benefit plans and the compensation of directors.
      Members of the Compensation Committee are R. J. Almeida (Chairman), G. E. Greiner, R. M. Gross and W. S. Norman. This committee held four meetings during 2005.
Corporate Governance and Nominating Committee
      The Corporate Governance and Nominating Committee is composed entirely of independent directors as “independence” is defined under the rules of the New York Stock Exchange.
      Pursuant to the provisions of its written charter as adopted by the Board, this committee oversees the general areas of corporate governance and selected Company policies as well as the selection of directors.
      The Company retains a professional third-party search firm to help identify and facilitate the screening and interview process for director nominees. The Corporate Governance and Nominating Committee maintains, with the approval of the Board, formal criteria for selecting director nominees. The criteria used for selecting director nominees are included as Appendix A. In addition to these minimum requirements, the Corporate Governance and Nominating Committee will also evaluate whether the candidates’ skills and experience are complementary to the existing Board members’ skills and experience as well as the Board’s need for operational, management, financial, international, technological or other expertise. The search firm identifies and screens the candidates, performs reference checks, prepares a biography for each candidate for the Corporate Governance and Nominating Committee to review and assists in setting up interviews. The Corporate Governance and Nominating Committee members interview candidates that meet the criteria and select those that it will recommend to the Board for nomination. The Board considers the nominees and selects those who best suit the needs of the Board for nomination or election to the Board.
      The Corporate Governance and Nominating Committee will consider qualified candidates for director nominees suggested by our shareholders. Shareholders can suggest qualified candidates for director nominees by writing to the Corporate Governance and Nominating Committee, c/o the Corporate Secretary at

5 Westbrook Corporate Center, Westchester, Illinois 60154. The Corporate Governance and Nominating Committee intends to evaluate candidates proposed by shareholders in the same manner as other candidates.
      Members of the Corporate Governance and Nominating Committee are W. S. Norman (Chairman), R. J. Almeida, K. L. Hendricks and J. M. Ringler. This committee held five meetings during 2005.
Finance Committee
      The Finance Committee is composed of four directors. Pursuant to the provisions of its written charter as adopted by the Board, this committee assists the Board in fulfilling its oversight responsibilities in the specific areas of capital structure, leverage and tax implications thereof; risk management and the preservation of assets, investments, and employee pension plans.
      Members of the Finance Committee are K. L. Hendricks (Chairperson), L. Aranguren, G. E. Greiner and R. M. Gross. This committee held four meetings during 2005.
Director Compensation and Tenure
      Employee directors do not receive additional compensation for serving as directors. All directors are reimbursed for Board and committee meeting expenses but no meeting attendance fees are paid. The following table displays the individual components of outside director compensation:

Annual Board Retainer	$100,000(1)
Annual Audit Committee Chairman Retainer	$10,000(1)
Annual Corporate Governance & Nominating Committee Chairman and Lead Director Retainer	$15,000(1)	(2)
Annual Compensation Committee Chairman Retainer	$7,000(1)
Annual Finance Committee Chairman Retainer	$4,000(1)

(1)	One half of the retainer is paid to eligible outside directors in the mandatory form of restricted stock units that are deferred until retirement under the Stock Incentive Plan. In addition, a director may choose to take the remaining one half of his/her retainer in cash or to defer all or part of the cash portion of the retainer into restricted stock units.

(2)	The Chairperson of the Corporate Governance and Nominating Committee is currently also the Lead Director, whose responsibilities include attending and presiding at meetings of the Board of Directors in the absence of the Chairman of the Board and at executive sessions conducted without management. In light of the dual responsibilities of Lead Director and Chairperson of the Corporate Governance and Nominating Committee, the combined retainer for this position was increased to $15,000 by the Board of Directors on February 9, 2005. The Board took this action upon recommendation of its Compensation Committee.
      Board policy requires outside directors to retire no later than the annual meeting following their 70th birthday (age 72 in the case of outside directors who have been previously identified by the Board of Directors as the founding directors). As previously noted, Mr. Gross intends to retire from the Board in accordance with this policy. Employee directors, including the CEO, are required to retire from the Board upon retirement as an employee, unless the Board determines otherwise in unusual circumstances.

Security Ownership of Certain Beneficial Owners and Management
      The following table shows, as of December 31, 2005, all persons or entities that the Company knows are beneficial owners of more than five percent of the Company’s issued and outstanding common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR Corp.(1)	8,661,968	11.75%
82 Devonshire Street
Boston, Massachusetts 02109

(1)	The ownership information disclosed above is based on Amendment No. 2 to the Schedule 13G report that FMR Corp. filed with the SEC on February 14, 2006 on behalf of itself and Edward C. Johnson 3d. FMR Corp. has sole voting power for 927,950 shares and sole investment power for 8,661,968 shares. Edward C. Johnson, Chairman of FMR Corp., and members of his family may be deemed to form a controlling group with respect to FMR Corp.
      The following table shows the ownership of Company common stock as of March 1, 2006, of each director, each named executive officer and all directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership

		Shares Underlying
	Outstanding Shares	Phantom Stock	Percent
	of Company	Units and Restricted	of
Beneficial Owner	Common Stock(1)	Stock Units(2)	Class(3)

R. J. Almeida	16,888	18,529	*
L. Aranguren	888	1,673	*
G. E. Greiner	20,888	15,823	*
R. M. Gross	16,888	14,674	*
K. L. Hendricks	17,888	14,973	*
P. Hanrahan	655	179	*
B. H. Kastory	13,638	23,438	*
G. B. Kenny	—	4,404	*
B. A. Klein	888	4,219	*
W. S. Norman	18,392	29,585	*
J. M. Ringler	12,888	19,040	*
S. C. Scott III	962,387	153,077	1.51%
C. K. Beebe	73,391	3,658	*
J. L. Fiamenghi	133,997	—	*
J. B. Hebble	68,330	3,367	*
J. W. Ripley	319,729	67,516	*
All directors and executive officers as a group (21 persons)	2,164,533	400,897	3.47%

(1)	Includes shares of Company common stock held individually, jointly with others, in the name of an immediate family member or under trust for the benefit of the named individual. Unless otherwise noted, the beneficial owner has sole voting and investment power. Fractional amounts have been rounded to the nearest whole share.

Includes shares of Company common stock that may be acquired within 60 days of March 1, 2006, through the exercise of stock options granted by the Company in the following amounts as follows: 12,000 for R. J. Almeida, 12,000 for G. E. Greiner, 12,000 for R. M. Gross, 12,000 for K. L. Hendricks, 12,000 for B. H. Kastory, 12,000 for W. S. Norman, 12,000 for J. M. Ringler, 852,000 for S. C. Scott, 50,000 for C. K. Beebe, 34,500 for J. L. Fiamenghi, 41,250 for J. B. Hebble, 305,000 for J. W. Ripley and 1,759,650 for all directors and executive officers as a group.

Includes shares of the Company’s common stock subject to restricted stock awards as follows: R. J. Almeida, 888, L. Aranguren, 888, G. E. Greiner, 888, R. M. Gross, 888, K. L. Hendricks 888, B. H. Kastory 888, B. A. Klein 888, W. S. Norman 888, J. M. Ringler, 888, C. K. Beebe, 10,668, J. L. Fiamenghi, 10,668 and J. B. Hebble, 10,668. The restricted stock awards granted to executive officers and management employees vest in five years; the awards of restricted stock granted to directors as part of their annual retainer do not vest until termination from the Board of Directors. Holders of restricted stock awards are entitled to vote the shares of Company common stock subject to those awards prior to vesting.

(2)	Includes shares of Company common stock that are represented by deferred phantom stock units and restricted stock units of the Company credited to the accounts of the outside directors and certain executive officers. The directors and executive officers have no voting or investment power over the Company’s phantom stock units and restricted stock units.

(3)	Less than one percent, except as otherwise indicated.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act, requires the Company’s directors and executive officers to file timely reports of holdings and transactions in the Company’s common stock (including derivatives thereof) with the SEC. The Company has reviewed the forms filed on behalf of its directors and executive officers during and with respect to 2005 and has also reviewed other information including written representations that no annual SEC Form 5 report was required by such directors and executive officers. Based on this review, the Company believes that none of its directors and executive officers failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2005.

Stockholder Cumulative Total Return Performance Graph
      The graph shown below depicts the cumulative total return to stockholders (stock price appreciation or depreciation plus reinvested dividends) during the 5-year period from December 31, 2000 to December 31, 2005, for the Company’s common stock compared to the cumulative total return during the same period for the Russell 2000 Index and the peer group index (the “Peer Group Index”). The Russell 2000 Index is a comprehensive common stock price index representing equity investments in certain smaller companies. The Russell 2000 Index is value weighted and includes only publicly traded common stocks belonging to corporations domiciled in the U.S. and its territories. It measures the performance of the 2,000 smallest companies in the Russell 3000 Index.
      The Peer Group Index includes the following 31 companies in four identified sectors which, based on their Standard Industrial Classification (SIC) codes, are similar to the Company:

AGRICULTURAL PROCESSING	AGRICULTURAL CHEMICALS

Archer-Daniels-Midland Company Bunge Limited Gruma, S.A. de C.V. Grupo Industrial Maseca MGP Ingredients, Inc. Penford Corp. Tate & Lyle	Agrium Inc. Monsanto Company Potash Corporation of Saskatchewan Inc. Syngenta AG Terra Industries Inc. Terra Nitrogen Co.-LP

AGRICULTURAL PRODUCTION/FARM PRODUCTION	PAPER/TIMBER/PLANING

Alico Inc. Alliance One Intl Inc. Charles River Labs International Inc. Delta & Pine Land Co. Universal Corporation	Abitibi-Consolidated Inc.
Aracruz Celulose S.A.
Bowater Inc.
Buckeye Technologies Inc.
Caraustar Industries Inc.
Chesapeake Corporation
Deltic Timber Corp.
Domtar Inc.
MeadWestvaco Corporation
Pope & Talbot Inc.
Potlatch Corporation
Smurfit-Stone Container Corporation
Wausau Paper Corporation
      The Peer Group Index does not include the following companies that were included in the index used in the Proxy Statement for the 2005 Annual Meeting: Dimon Inc. and Standard Commercial Corporation. These were removed from the index because Standard Commercial Corporation merged with Dimon Inc. to become Alliance One Intl Inc. Alliance One Intl Inc. was added to the index.
      The graph assumes that:

•	as of the market close on December 31, 2000, you made one-time $100 investments in the Company’s common stock and in market capital base-weighted amounts which were apportioned among all the companies whose equity securities constitute each of the other two named indices, and

•	all dividends were automatically reinvested in additional shares of the same class of equity securities constituting such investments at the frequency with which dividends were paid on such securities during the applicable time frame.

PERFORMANCE GRAPH
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE COMPANY, THE
RUSSELL 2000 INDEX AND THE PEER GROUP INDEX FOR THE PERIOD FROM
DECEMBER 31, 2000 TO DECEMBER 31, 2005(1)

	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05

Corn Products International, Inc	100	122.92	106.45	123.35	193.85	175.02

Russell 2000 Index	100	102.49	81.49	120.00	142.00	148.46

Peer Group	100	103.17	95.14	121.56	174.51	182.45

(1)	Source: Standard & Poor’s.

Corn Products International Compensation Committee Report
on Executive Compensation
      The Compensation Committee of the Board of Directors (the “Committee”) determines the compensation of Corn Products International’s executive officers and oversees the administration of executive compensation programs and the compensation of outside directors. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors. In 2005, the Committee met four times to execute its responsibilities. The Committee is comprised entirely of independent directors and is advised by an independent consultant selected by the Committee. The independent consultant provides the Committee with competitive total compensation information.
      This report discusses the Company’s executive compensation programs and reviews the Committee’s compensation determinations in 2005 for the Chief Executive Officer and the Company’s executive officers, including the executive officers named (the “named executive officers”) in the Summary Compensation Table on page 15 of this Proxy Statement.
      The Committee regularly reviewed reports and analysis from both management and the Committee’s compensation consultant with regard to the appropriateness and competitiveness of the Company’s total compensation programs.
      The Committee’s review of the Chief Executive Officer’s and other executive officers’ compensation, benefits and perquisites developed by the Committee’s consultant includes the values associated with each of the Company’s qualified and non qualified benefits programs. These reviews include information about formulas, interest rates, perquisite values, severance and change in control arrangements. The Company does not have employment contracts with any of its executive officers.
Executive Compensation Policies and Programs
      Corn Products International’s executive compensation programs are designed to attract and retain highly qualified executive officers and to motivate them to maximize shareholder returns by achieving aggressive goals. The programs reinforce pay-for-performance principles by aligning the distribution of executive compensation programs with results that are directly linked to the Company’s performance. Each executive officer’s compensation is dependent upon achieving business and financial goals, realizing individual performance objectives, and stock price appreciation.
      Each year, the Committee reviews the executive compensation policies with respect to the linkage between compensation, Company performance and the appreciation of shareholder value, as well as the competitiveness of the programs. The Committee approves salary actions and determines the amount of annual bonuses and the value of long-term incentive awards for executive officers.
Components of Compensation
      There are three components to the Company’s compensation program: base salary, annual incentive bonus, and long-term incentive compensation. Each component is addressed in the context of competitive conditions and internal comparisons as described separately below. To determine appropriate levels of compensation, the Committee utilizes competitive compensation data provided by the independent consultant from a group of companies that have business operations that are similar to those of the Company, including similar type industries, sales volumes, market capitalization and international operations (the “Survey Group”). The Survey Group as approved by the Committee consists of 24 companies. The Survey Group is utilized as it consists of companies from which the Company may attract management talent. The consultant also periodically provides the Committee with competitive compensation data about companies of the same size representing general industries to provide a broader view of compensation amounts and trends. Except for the Chief Executive Officer, management recommends base compensation amounts and long and short term awards based on market information and internal equity. Compensation actions for the Chief Executive Officer are developed by the Compensation Committee and approved by the Board of Directors.

      Base Salary: The Committee reviews each executive officer’s salary and performance annually. Base pay is targeted at the 50th percentile of market of the Survey Group. The executive officer’s salary relative to this competitive framework varies based on the level of the executive officer’s responsibility, experience, time in position, internal equity considerations and individual performance. Executive officers’ salary increases are approved by the Committee at rates that are in-line with market practices and the aforementioned factors pertaining to each officer position, contribution and performance.
      Annual Incentive Plan: Bonus incentive compensation awards are made pursuant to the Company’s Annual Incentive Plan (the “AIP”) for the executive officers and other eligible management level employees. The AIP fosters and supports the Company’s pay-for-performance philosophy by providing executive officers and other employees with direct incentives to achieve specific financial goals that are established, and approved by the Committee at the beginning of the year. Accordingly, an executive officer’s opportunities to earn bonuses are aligned with the degree of difficulty in achieving such goals and their individual performance goals. The goals set each year are created to align performance with our shareholders’ interests. For the executive officers, bonus levels are set with reference to competitive conditions and target total cash (base salary and bonus) at the 60th percentile of the Survey Group.
      Each executive officer has a bonus target expressed as a percentage of base salary. The actual amounts approved by the Committee for 2005 were determined by performance based on the achievement of corporate and business units’ financial results; performance based on achievement of cash flow from operations goals and the achievement of individual performance objectives. In 2005, the financial objectives were weighted at 60% for the achievement of Earnings Per Share and Operating Income and 20% for the achievement of cash flow from operations goals. The remaining 20% was based on the accomplishment of individual performance objectives. A scale developed for each metric permits participants to earn up to 200% of target. The Committee approved the AIP payments for 2005 based on the 2005 results for each of the executive officers and other AIP eligible employees in accordance with this program. Total payments for 2005 for each of the named executive officers are indicated in the Bonus column of the Summary Compensation Table on page 15.
      Long-term Incentive Compensation: The principal purpose of the long-term incentive compensation program is to promote the long-term financial success of the Company through the achievement of long-range performance goals that will enhance the value of Corn Products International and, hence, the price of the Company’s stock and shareholders’ return. As described below, long-term incentives are awarded to the executive officers in the form of non-qualified stock options and performance shares. Non-qualified stock options constitute 50% of long-term incentive compensation for the executive officers; the remaining 50% are provided in performance share awards that are earned based on the achievement of relative total shareholder returns and return on capital goals. Long-term incentive award levels are set with regard to competitive considerations and target the 60th percentile of the Survey Group. Non-qualified stock options and performance share awards are made under the Company’s Stock Incentive Plan. A description of the grants made in 2005 and the metrics used to determine the awards follows.
      The Committee makes annual decisions regarding the appropriate long-term incentive grants for each executive officer. In addition to taking into consideration the competitive market data of the Survey Group, the Committee considers the strength of the Company’s financial performance, the executive officer’s position and level of responsibility, performance, and historical grant levels. Non-qualified stock options awarded to executive officers have ten-year terms and vest 50% per year at the end of the first and second years. Other management personnel who are eligible for long-term incentives are granted awards based on the employee’s base salary, salary grade and individual performance. These options have the same terms as options granted to the executive officers. In recent years, stock options were granted each October while all other compensation actions were acted upon by the Committee in January or February. In 2005, the Committee changed the grant date for the award of stock options to January 2006, thus, options were not awarded in 2005. This change was made to permit the Committee to act upon all components of executive officer compensation at the same time.
      The award of an executive officer’s long-term incentive compensation in the form of performance shares is made in conjunction with the Performance Plan (the “Plan”). The Plan has been established to provide long-term incentives to the Company’s executive officers as 50% of their long-term compensation. The Plan is designed to provide the opportunity to earn long-term compensation for the attainment of long-term performance targets.
      During 2005, the Committee granted performance share awards with respect to the three-year period commencing in 2005. Under these awards, 50% of the performance shares can be earned based on the Company’s three-year cumulative Total Shareholder Return (TSR) compared against that of a peer group consisting of 31 companies (the “Performance Plan Peer Group”) selected by the Committee on the basis of their Standard Industrial Classification (SIC) codes. The Performance Plan Peer Group is utilized for this purpose rather than the Survey Group because the companies that are part of this group operate in the same or similar types of business as does the Company whereas the Survey Group is comprised of companies from which Corn Products may attract talent, as discussed above. Beginning in 2004, performance at the 55th percentile vs. that of the Performance Plan Peer Group for total shareholder return is required to earn that component of the performance shares. The remaining 50% of the performance shares can be earned based on achievement, at the end of the three-year cycle, of a return on capital employed (ROCE) goal that is established at the commencement of the three-year cycle. Amounts earned are paid in shares of Company stock unless an executive officer elects to receive cash. Cash payment is only permitted if the executive officer has reached his/her designated stock ownership target within a specified time frame. Beginning with the 2005 performance share awards, amounts earned can only be paid in the form of Company stock.
      Under the Performance Plan for 2005, an executive officer can earn up to 200% of the performance share target based on the Company’s cumulative performance over the entire three-year performance period as measured against total shareholder return and the Company’s results in achieving its return on capital employed goal. The awarded performance shares are earned and payable only after the third year in the performance cycle. The contingent performance shares that were awarded to each of the named executive officers in 2005 are identified in the Long-Term Incentive Plans Table on page 16.
      In January 2006, the Committee approved payments under the Company’s 2003 Performance Plan to certain executive officers based on the Company’s results for the three years beginning in 2003. For participants to earn 100% of the 2003 Performance Plan targeted award, the Company had to achieve 50th percentile total shareholder return over a three year cumulative period as compared to performance of the Performance Plan Peer group and achieve a return on capital employed (ROCE) target of 8.5%. At the end of the three year cycle the Company performed at the 47th percentile and the ROCE target was not achieved. The TSR performance translates to earning 67.5% of that performance shares award target. The cash equivalent amount of the award that was earned by each of the named executive officers based on the total shareholder return results is identified in the Long-Term Incentive Payouts column of the Summary Compensation Table on page 15.
      Restricted Stock awards are made on a selective and limited basis to individual executive officers in recognition of officer level promotions and, on occasion, to enhance retention. On a limited and highly selective basis, restricted stock awards are also provided to management level employees: for retention purposes; in recognition of a consistent record of high performance; as acknowledgment of potential value to the Company; and for new hires with special skills. The restricted stock awarded to executive officers and management employees vests in five years. The Committee did not award any restricted shares in 2005.
Perquisites
      In 2005, the Committee reviewed the appropriateness, competitiveness and expenses of perquisites provided to executive officers. The perquisites provided are limited to financial planning, annual physical examinations and a car allowance. The Committee deems the perquisites to be appropriate.
Other Activities
      The Committee meets with the Chief Executive Officer annually to review the performance of the executive officers. The meeting includes an in-depth review of the Company’s executive officers’ performance and succession plans. The same review is presented to the full Board each year.

      During 2005, the Committee received reports prepared by its consultant that analyzed and valued relative to market the Company’s benefit plans including: health and welfare plans, pension and savings plans both qualified and non-qualified, perquisites and change in control agreements in place for the Chief Executive Officer and executive officers of the Company. All plans were reported to be in accordance with competitive practice and the total value of the plans is consistent with market.
Executive Stock Ownership Targets
      The executive officers are subject to stock ownership targets. The ownership requirement for the Chief Executive Officer is Corn Products stock equal in value to five times his current annual base salary. At the end of 2005, Mr. Scott held Corn Products stock with a value equal to 7.54 times his annual base salary, thus exceeding his ownership guidelines. Executive officers are expected to attain their ownership targets, equivalent in value to either two or three times their current annual base salary depending upon the executive’s position, within three to five years from the time the established targets become applicable.
Compensation of the Chief Executive Officer
      Annually, the Board, under the leadership of the Compensation Committee Chairperson, conducts an evaluation of the Chief Executive Officer’s performance which includes a review of his leadership in the development and implementation of strategies; his leadership pertaining to business execution and the achievement of results; his development of management talent; and his ability to maintain an organization that represents the highest ethical standards and corporate governance practices.
      In 2005, the Committee approved a salary increase for the Chief Executive Officer, Mr. Scott, of 6.4% effective February 1, 2005, adjusting his annual salary to $825,000. The Committee approved this level of pay based on the demonstrated strength and effectiveness of Mr. Scott’s performance in 2004. During that period, Mr. Scott continued to lead the Company’s strategy and as a result EPS improved by 23%, ROCE improved, and the Company entered China and improved operations in North America.
      The long-term incentive component of Mr. Scott’s grants included a grant of 121,000 stock options approved by the Committee in January 2006 and a grant of 45,000 performance shares awarded in January 2006. The amounts of the grants were established in accordance with competitive market data and the Company’s long-term incentive program.
      In January 2006, the Committee awarded Mr. Scott an annual incentive cash bonus as recognition for 2005 performance of $542,273. This bonus was calculated based on results of the strategic plan implementation, earnings per share and cash flow from operations goals established by the Committee for Mr. Scott at the beginning of 2005. These amounts are shown in the Bonus column of the Summary Compensation Table on page 15.
      In February 2006, the Committee awarded Mr. Scott 18,225 performance shares which were earned under the 2003 Performance Plan with respect to the three-year period total shareholder return beginning in 2003 and paid in accordance with the provisions of that Plan and described early in this report.
Deductibility of Executive Compensation
      The Committee intends for the Company to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to options, annual incentives and long-term incentive plans in order to avoid losing the tax deduction for compensation in excess of $1,000,000 paid to one or more of the executive officers named on the Summary Compensation Table. The Committee believes that the Company will not lose any tax deductions due to this rule in 2006.

Compensation Committee
R. J. Almeida, Chairman
G. E. Greiner
R. M. Gross
W. S. Norman

Executive Compensation
      The following table summarizes the compensation awarded or paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company as of December 31, 2005 (collectively, the “named executive officers”) during each of the last three fiscal years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities	Long-Term
				Other Annual	Stock	Underlying	Incentive	All Other
Name and				Compensation	Awards	Options	Payouts	Compensation
Principal Position	Year	Salary($)	Bonus($)	($)(1)	($)	#	($)	($)(2)

S. C. Scott III	2005	820,833	542,273	43,519	—	0	427,012	178,128
Chairman, President and	2004	767,083	1,060,000	44,323	—	120,000	1,465,240	164,470
Chief Executive Officer	2003	675,416	866,000	—	—	120,000	563,200	12,000
C. K. Beebe	2005	355,833	270,000	3,528	—	0	63,621	44,402
Vice President and	2004	304,333	296,000	3,622	—	36,000	225,918	35,152
Chief Financial Officer	2003	231,000	191,000	—	—	16,000	74,800	12,000
J. L. Fiamenghi	2005	324,000	300,000	—	—	0	102,799	—
Vice President and President	2004	303,000	312,000	—	—	36,000	335,650	—
South America Division	2003	292,000	244,000	—	—	33,000	136,400	—
J. B. Hebble	2005	313,750	185,000	2,186	—	0	102,799	33,804
Vice President and President	2004	294,917	195,000	2,248	—	33,000	271,102	32,766
Asia Africa Division	2003	234,500	195,000	—	—	33,000	83,600	12,000
J. W. Ripley	2005	326,667	155,000	30,669	—	0	110,707	82,764
Senior Vice President,	2004	315,833	286,000	31,228	—	30,000	406,650	82,232
Planning, Information	2003	304,833	274,000	—	—	52,000	162,800	12,000
Technology and Compliance

(1)	Payments to offset income taxes associated with amounts paid by the Company to pay executive life premiums.

(2)	Includes the following for 2005:

•	Amounts paid by the Company equal to the amount due for executive life premiums as follows: S. C. Scott, $65,278; C. K. Beebe, $5,292; J. B. Hebble, $3,278; and J. W. Ripley, $46,004.

•	Matching contributions to qualified defined contribution plans as follows: S. C. Scott, $12,600; C. K. Beebe, $12,600; J. B. Hebble $12,600; and J. W. Ripley, $12,600.

•	Savings-make up contributions to non-qualified plans as follows: S. C. Scott, $100,250; C. K. Beebe, $26,510; J. B. Hebble, $17,925; and J. W. Ripley, $24,160.
Stock Option Grants
      There were no stock option grants in 2005.
Stock Option Exercises
      The following table contains information concerning the exercise of the Company’s stock options by each of the named executive officers in 2005 and the value of unexercised stock options held by each of them at the end of 2005.

Aggregated Option Exercises in 2005
and Option Values at December 31, 2005

			Number of	Value of
			Securities Underlying	Unexercised
			Unexercised	In-the-Money
			Options at	Options at
			December 31, 2005 (#)	December 31, 2005 ($)(2)
	Shares
	Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized ($)(1)	Unexercisable	Unexercisable

S. C. Scott III	0	0	852,000/60,000	6,957,456/0
C. K. Beebe	50,000	559,929	50,000/18,000	115,665/0
J. L. Fiamenghi	49,500	434,234	34,500/18,000	115,665/0
J. B. Hebble	41,250	615,289	41,250/16,500	173,497/0
J. W. Ripley	0	0	305,000/15,000	2,482,577/0

(1)	Amounts shown are based on the difference between the market value of the Company’s common stock on the date of exercise and the exercise price.

(2)	Amounts shown are based on the amount by which the closing price of the Company’s common stock on December 30, 2005 ($23.89) exceeded the exercise price.
Long-Term Incentives
      The following table contains information relating to the Company’s long-term incentive plan performance share awards made to the named executive officers in 2005.

Long-Term Incentive Plans — Awards in 2005

	Number of		Estimated Future Payouts Under
	Shares,	Performance or	Non-Stock Price-Based Plans
	Units	Other Period Until
	or Other	Maturation or	Threshold	Target	Maximum
Name	Rights(#)	Payout	(#)	(#)	(#)

S. C. Scott III	32,900	1/1/05 - 12/31/07	16,450	32,900	65,800
C. K. Beebe	13,000	1/1/05 - 12/31/07	6,500	13,000	26,000
J. L. Fiamenghi	9,000	1/1/05 - 12/31/07	4,500	9,000	18,000
J. B. Hebble	9,000	1/1/05 - 12/31/07	4,500	9,000	18,000
J. W. Ripley	8,500	1/1/05 - 12/31/07	4,250	8,500	17,000
      Performance shares may be settled only in shares of the Company’s common stock. The number of shares of common stock, if any, that recipients of performance shares awards will receive in relation to such awards will be based upon the extent to which the Company attains the total shareholder return and return on capital employed goals established by the Compensation Committee for the three-year cycle beginning on January 1, 2005 and ending on December 31, 2007.
Equity Compensation Plan Information as of December 31, 2005
      The Company maintains the Corn Products International, Inc. Stock Incentive Plan and the Supplemental Executive Retirement Plan, pursuant to each of which the Company may provide certain equity compensation awards and make earned payments to eligible participants. The Company may also issue shares of its common stock under its deferred compensation plans, which are described below.
      The Supplemental Executive Retirement Plan serves multiple purposes. First, it provides officers and other eligible employees with make up accounts for the Company’s qualified savings and pension plans and other benefits not available under the qualified plans due to IRS limits and restrictions. Second, it permits certain key executives of the Company to defer receipt of compensation, including short and long term incentive payments. Finally, it preserves the opportunity for Company executives to continue to defer compensation that was deferred under plans maintained by the Company’s predecessor, CPC International, Inc. Participants may participate in one or more of the plan accounts based upon their eligibility. Each plan account consists of applicable deferrals, various applicable credits and deemed investment earnings. One of the deemed investment options is in the form of phantom stock units based upon shares of Company common stock. All directions to invest existing plan account balances or new deferrals into the phantom stock unit option are irrevocable and distributions from that option will only be made in shares of Company common stock. Distributions will be made based upon written selections made by the participants, in the form of a single lump sum, annual installments or other available alternatives depending on the respective plan accounts. The Company’s phantom stock units credited to the accounts of the named executive officers under these various plans as of March 1, 2006 are indicated in the middle column of the Security Ownership Table appearing on page 7.
      The Company previously maintained the Deferred Compensation Plan for Outside Directors. The purpose of the Deferred Compensation Plan for Outside Directors was to provide at least one half of the fees paid to outside directors of the Company in the mandatory form of deferred phantom stock units and to provide the opportunity for the outside directors to defer either 75% or 100% of their annual Board and Committee chairman retainers. Distributions of the deferred fees and all deemed investment earnings thereon must be made in shares of Company common stock. Commencing January 2005 the Company started issuing restricted stock units from the Stock Incentive Plan in lieu of phantom stock previously issued to outside directors under the Deferred Compensation Plan for Outside Directors.
      The following table gives information as of December 31, 2005 about the Company’s equity compensation plans.

Weighted-
	Number of securities		average		Number of securities
	to be issued upon		exercise price of		remaining available for
	exercise of		outstanding		future issuance under equity
	outstanding		options,		compensation plans
	options, warrants		warrants and		(excluding securities
Plan Category	and rights		rights		reflected in column (a))

	(a)		(b)		(c)
Equity compensation plans approved by security holders	5,146,388	(1)	$17.1418	(2)	8,117,459
Equity compensation plans not approved by security holders	335,327	(3)	N/A		128,526

Total	5,481,715		$17.1418	(4)	8,245,985

(1)	This amount includes an aggregate of 437,900 shares of Company common stock representing outstanding performance share target awards that will vest only upon the successful completion of the relevant long-term incentive performance cycle (330,000 of the shares representing these awards, which were awarded prior to 2005, may be payable, if earned, by the Company in either cash or shares of Company common stock or a combination thereof; 107,900 of the shares representing these awards, which were awarded in 2005, may be payable, if earned, by the Company in shares of Company common stock only). The amount included in this column in respect of these performance awards assumes (1) that all such performance awards vest 100% and (ii) that the vested awards will be paid out in the form of Company common stock.

(2)	This price does not take into account the 437,900 performance share target award shares referenced in footnote 1, because those awards have no exercise price.

(3)	This amount assumes (i) a $23.93 per share market value of the 335,327 phantom stock units of the Company credited to the Deferred Compensation Plan for Outside Directors and the Supplemental Executive Retirement Plan accounts of the participating directors and executive officers, respectively, as of December 31, 2005, based upon the closing price of the Company’s common stock on the New York

Stock Exchange on that date and (ii) that all such phantom stock units will be paid out in the form of Company common stock.

(4)	This price represents the weighted-average exercise price of outstanding options; it excludes the 335,227 phantom stock units referenced in footnote 3 as well as the 437,900 performance share target award shares referenced in footnote 1, which units and shares have no exercise price.

Pension Plans
      The Company has a “cash balance” defined benefit pension plan which is a tax-qualified plan within the meaning of Section 401(a) of the Code and which is applicable to its U.S. salaried employees, including the named executive officers other than J. L. Fiamenghi. Accounts of participants in the plan accrue monthly interest credits using a rate equal to a specified amount above the interest rate on short-term Treasury notes. The value of a participant’s account at retirement is paid out either as a life or a joint and survivor annuity or in an optional form, such as a lump sum. The Company also has a non-qualified supplemental retirement plan, which provides benefits in addition to those payable under the qualified plan. As of January 1, 2006, the estimated annual combined benefits at age 65 for each of the named executive officers under the qualified and supplemental plans in the U.S. are as follows: S. C. Scott, $371,858; C. K. Beebe, $194,345; J. B. Hebble $119,779; and J. W. Ripley, $180,587. The Company’s Brazilian subsidiary, Corn Products Brasil — Ingredientes Industriais Ltda., also maintains a hybrid benefit pension plan in which J. L. Fiamenghi participates. Accounts of participants in this plan accrue monthly interest credits according to the actual investment return gained. The value of a participant’s account at retirement is paid out either as a joint and survivor annuity or as a partial lump sum option. There is also a death and disability benefit that is provided based on a formula that takes into account the amount of time between the triggering event and the participant’s normal retirement date. As of January 1, 2006 estimated annual benefits at age 60 for J. L. Fiamenghi were $301,262, based upon the then effective foreign currency exchange rate.
Special Agreements
      The Company has a severance agreement with each of the named executive officers that may require it to make certain payments and provide certain benefits if the officer’s employment is terminated within two years after a change in control of the Company. The agreements provide for the payment of salary and vacation pay accrued through the termination date plus annual incentive plan bonus based on the assumption that the highest possible target was achieved, prorated for the relevant year or portion thereof. In addition, the terminated officer would receive, as a severance payment, a lump sum amount equal to three times his or her highest annual incentive plan bonus awarded in any of the three calendar years immediately preceding the date of termination and highest annual salary in effect during any consecutive 12 month period within the 36 months immediately preceding the date of termination. The agreements provide for certain continued insurance and other benefits and allowances and for accelerated vesting pursuant to the Company’s Stock Incentive Plan of the terminated officer’s then unvested restricted stock awards and other stock-based awards, including, but not limited to, performance share awards under the executive performance plan. The Stock Incentive Plan provides that upon a change in control (as defined therein), all outstanding awards made under it will be surrendered to the Company in exchange for a cash payment except, in the case of a merger or similar transaction in which the stockholders receive publicly traded common stock, all outstanding options and stock appreciation rights immediately will become exercisable in full, all other awards immediately will vest, all performance periods will lapse, each performance period will be deemed satisfied at the maximum level and each option, stock appreciation right and other award will represent a right to acquire the appropriate number of shares of common stock received in the merger or similar transaction. Any resulting excise tax paid by the terminated officer would also be reimbursed by the Company. If the Company is barred from providing any of the benefits contemplated by the severance agreements, the Company is obligated to arrange to provide substantially similar benefits or the after-tax cash equivalent.

Certain Relationships and Related Transactions
      In connection with the acquisition by the Company of the minority interest in the joint venture which is now its wholly-owned subsidiary, CPIngredientes, S.A. de C.V. (originally known as Arancia Corn Products, S.A. de C.V.), the Company agreed to nominate a qualified nominee designated by the Aranguren family to the Board. Mr. Aranguren-Trellez was designated by the Aranguren family as its nominee and he was elected to the Board in 2003 to a term expiring in 2006. The agreement is no longer in effect. As part of the original transaction, the Aranguren family also was given the right, through January 2010, to require the Company to repurchase the shares of the Company’s common stock originally received by the Aranguren family and related entities. At December 31, 2005, the Aranguren family and related entities held 1,227,000 shares of the Company’s common stock.
      The Company, primarily through its wholly-owned subsidiary CPIngredientes, S.A. de C. V., continues to engage in numerous transactions at competitive market rates, with several companies owned or controlled indirectly by the Aranguren family. During 2005, the Company (i) sold steam at commercial market rates in an amount totaling approximately $969,956.02 (inclusive of VAT), (ii) purchased enzymes in the amount of $1,522,902.78 (inclusive of VAT), and (iii) purchased freight and similar services and leased facilities at commercial market rates in the amount of approximately $11,722,748.68, in transactions with these companies. Mr. Aranguren-Trellez no longer holds an interest in the company providing the freight services. All of these purchases and contractual relationships, except for the purchase of freight, are planned to continue in 2006 in amounts that are expected to exceed $3,000,000.

Matters To Be Acted Upon
Proposal 1. Election of Directors
      The terms of four Class III directors are expiring at the Annual Meeting, including Mr. Ronald M. Gross, who is retiring. With the retirement of Mr. Gross, the number of Class III directors is being reduced to three. Each of the three directors is nominated for election, with each nominee to hold office for a three-year term expiring in 2009.
      All of the nominees for election have consented to being named in this proxy statement and to serve if elected. If, for any reason, any of the nominees should not be a candidate for election at the Annual Meeting, the proxies will be voted for substitute nominees designated by the Board unless it has reduced its membership prior to the Annual Meeting. The Board does not anticipate that any of the nominees will be unavailable to serve if elected. The nominees and the directors continuing in office will normally hold office until the annual meeting of stockholders in the year indicated on this and the following pages.

Class III nominees for three-year terms expiring in 2009

LUIS ARANGUREN-TRELLEZ
Age — 44
Director since 2003
Member of the Finance Committee
Executive President of Arancia Industrial, S.A. de C.V.
Mr. Aranguren-Trellez has been the Executive President of Arancia Industrial, S.A. de C.V. since 2000. Arancia Industrial is a Mexican company that is controlled by Mr. Aranguren-Trellez’s father, Mr. Ignacio Aranguren Castiello, and his family, and was the former joint venture partner with the Company in corn wet milling and refining operations in Mexico. Previously, Mr. Aranguren-Trellez served as Operations Director of CPIngredientes, S.A. de C.V., the Company’s Mexican subsidiary, from 1996 until 2000, and had served in various other management positions with that company and its predecessors since 1989. He was also a director of Sistemas Pecuarious, S.A. de C.V. from 1998 to 2004, a joint venture between private Mexican and Great Britain companies, and he is at present a director of Pacific Star and PFS de Mexico, two related joint ventures between J. P. Morgan and a private Mexican entrepreneur. Mr. Aranguren-Trellez is also a member of the Regional Consulting Board of Telefonos de Mexico, S.A. de C.V., as well as of Banco Nacional de Mexico, S.A., a Citicorp Mexican bank subsidiary.

PAUL HANRAHAN
Age — 48
Director since 2006
President and Chief Executive Officer of The AES Corporation
Mr. Hanrahan is the President and Chief Executive Officer of The AES Corporation, one of the world’s leading independent power producers. He was Executive Vice President and Chief Operating Officer and President and Chief Executive Officer of AES China Generating Co., Ltd. from 1993 until 2002, and Managing Director of AES Transpower from 1990 until 1993. He joined AES in 1986 as a Project Director. He additionally serves as a director for The AES Corporation.

WILLIAM S. NORMAN
Age — 67
Director since 1997
Lead Director, Chairman of the Corporate Governance and Nominating Committee and member of the Compensation Committee
Former President and Chief Executive Officer of the Travel Industry Association of America
Mr. Norman retired in 2005 from the Travel Industry Association of America, where he had been President and Chief Executive Officer since 1994. Previously, he served as Executive Vice President of the National Railroad Passenger Corporation (AMTRAK) from 1987 to 1994. He is the Chairman of the Board of LMI and a director of Travel Industry Association of America and the International Consortium for Research on the Health Effects of Radiation. He is also a Vice Chairman of the Board of Trustees of West Virginia Wesleyan College and the Board of Overseers of the Hospitality Hall of Honor and Archives.

The Board recommends that you vote FOR the nominees for Class III directors.

Class I directors continuing in office until 2007

KAREN L. HENDRICKS
Age — 57
Director since 2000
Chairman of the Finance Committee and member of the Corporate Governance and Nominating Committee
Former Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company
Ms. Hendricks served from 2003 until 2005 as a Leadership Development Consultant at Lee Hecht Harrison, a global career management services organization. From 1994 to April 2001, she served as Chairman, President and Chief Executive Officer of Baldwin Piano & Organ Company, a maker of fine musical instruments, which filed a voluntary petition under the federal bankruptcy laws in May 2001. Ms. Hendricks is on the Executive Committee of the Board of Trustees of The Ohio State University, on the Executive Committee of the Board of Directors of the Cincinnati Chapter of the American Red Cross, on the Board of Trustees of the Association of Governing Boards of Universities & Colleges, and on the board of the James Cancer Hospital and Richard Solove Research Center.

BERNARD H. KASTORY
Age — 60
Director since 1997
Member of the Audit Committee
Professor in the Department of Management and Business at Skidmore College
Mr. Kastory was appointed to his present teaching position in 2001 following his retirement from Bestfoods, a global producer of consumer food products that was acquired by Unilever in 2000. Previously, he served as Senior Vice President — Asia, Latin America and Baking Operations of Bestfoods, and prior thereto he served as Senior Vice President — Finance and Administration from 1997 until 1999, as Chairman and Chief Executive Officer of Bestfoods’ Baking Business from 1995 until 1997 and as President of its Corn Refining Business and Vice President of CPC since 1992.

BARBARA A. KLEIN
Age — 51
Director since 2004
Member of the Audit Committee
Senior Vice President and Chief Financial Officer of CDW Corporation
Ms. Klein is the Senior Vice President and Chief Financial Officer of CDW Corporation since 2002. Previously, she served as the Vice President and Chief Financial Officer of Dean Foods Company from 2000 to 2002 and was the Vice President and Corporate Controller of Ameritech Corporation from 1996 to 2000. Ms. Klein belongs to the Financial Executives Institute and the Chicago Finance Exchange. She also serves on the board of the Tax Assistance Program, a not-for-profit entity.

SAMUEL C. SCOTT III
Age — 61
Director since 1997
Chairman, President and Chief Executive Officer of the Company
Before becoming Chairman and Chief Executive Officer of the Company in 2001, Mr. Scott served as President and Chief Operating Officer of the Company since 1997. Prior thereto, he was President of CPC International Inc.’s Bestfoods division worldwide Corn Refining Business from 1995 to 1997 and President of its North American Corn Refining Business from 1989 to 1997. He was elected a Vice President of CPC International Inc. in 1991. He is also a director of Motorola, Inc., the Bank of New York, ACCION USA, Inroads Chicago, the Chicago Council on Foreign Relations and the Economic Club of Chicago and is a trustee of the Conference Board. He is the Chairman of the compensation committee of Motorola, Inc.’s board of directors.

Class II directors continuing in office until 2008

RICHARD J. ALMEIDA
Age — 63
Director since 2001
Chairman of the Compensation Committee and member of the Corporate Governance and Nominating Committee
Former Chairman and Chief Executive Officer of Heller Financial, Inc.
Mr. Almeida retired in 2001 as Chairman and Chief Executive Officer of Heller Financial, Inc., a commercial finance and investment company, a position he held since 1995. He served as Executive Vice President and Chief Financial Officer of Heller Financial from 1987 until 1995. Before that service, he was an executive with Citicorp/ Citibank, serving in various capacities. Mr. Almeida is a director of UAL Corporation, The Marmon Group, E-Funds Corporation, CARE(USA) and High Jump.

GUENTHER E. GREINER
Age — 67
Director since 1998
Member of the Compensation Committee and Finance Committee
President of International Corporate Consultancy LLC
Mr. Greiner formed International Corporate Consultancy LLC, a global finance-consulting firm for which he serves as President, upon his retirement from Citicorp/ Citibank, N.A. in April 1998. He joined Citibank Germany in 1965 and was appointed a vice president in 1974. After successive assignments in Europe, North America, Africa and the Middle East, he became an executive vice president of the World Corporate Group in 1989 and senior group executive and executive vice president of Citibank’s Global Relationship Bank in 1995. He is also a director of Ermenegildo Zegna Corp. USA, EZ Holditalia SpA, AICGS — The Johns Hopkins University, and Alan Real Estate S.A. He is also a Director Emeritus of the New York Philharmonic and a member of the Cornell Council of the Weill Cornell Medical College and New York-Presbyterian Hospital. Mr. Greiner is a member of the International Advisory Council of The International Center in New York.

GREGORY B. KENNY
Age — 52
Director since March 2005
Member of the Audit Committee
President and Chief Executive Officer of General Cable Corporation
Mr. Kenny is President and Chief Executive Officer of General Cable Corporation (since 2001), a manufacturer of aluminum, copper, and fiber-optic wire and cable products. From 1999 to 2001 he served as President and Chief Operating Officer of General Cable Corporation; from 1997 to 1999 he served as Executive Vice President and Chief Operating Officer; from 1994 to 1997 he served as Executive Vice President, Sales and Marketing; and from 1992 to 1994 he served as President, Consumer Products Group. He is also a director of IDEX Corporation, and a member of the Board of Governors for NEMA (National Electrical Manufacturers Association). In addition, Mr. Kenny serves on the Boards of the Cincinnati Museum Center and Big Brothers/ Big Sisters of Greater Cincinnati.

JAMES M. RINGLER
Age — 60
Director since 2001
Chairman of the Audit Committee and member of the Corporate Governance and Nominating Committee
Chairman of the Board of NCR Corporation and Former Vice Chairman of Illinois Tool Works Inc.
Mr. Ringler was the interim Chief Executive Officer of NCR Corporation, an information technology company, from March 2005 until September 2005, where he continues as the Chairman of the Board. Mr. Ringler retired in 2004 as Vice Chairman of Illinois Tool Works Inc. where he worked since 1999. Illinois Tool Works, Inc. is a multinational manufacturer of highly engineered products and specialty systems. From October 1997 to December 1999, he was Chairman of the Board, President and Chief Executive Officer of Premark International, Inc., a multinational manufacturer and marketer of food equipment, decorative products and consumer products. From 1996 to September 1997, he served as President and Chief Executive Officer of Premark International, Inc. and as President and Chief Operating Officer from 1992 until 1996. Mr. Ringler is also a director of The Dow Chemical Company, FMC Technologies, Inc. and Autoliv, Inc.

Proposal 2. Ratification of Appointment of Auditors
      The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company’s operations in 2006, subject to ratification by the stockholders. Representatives of KPMG are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. KPMG also performs certain audit related and tax services for the Company. Although the Company is not required to seek stockholder approval of this appointment, the Board currently believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board and Audit Committee recommend that you vote FOR this proposal.

2005 and 2004 Audit Firm Fee Summary
      Following is a summary of professional services provided by the Company’s independent registered public accounting firm, KPMG LLP, during the years ended December 31, 2004 and 2005, and the related fees:

	2005	2004

Audit fees for the annual consolidated financial statements and internal control over financial reporting and completion of limited reviews of quarterly financial information	$2,264,300	$2,468,500
Total audit related fees	193,600	78,800
Total tax fees	52,400	30,649
All other fees	1,500	1,238
Audit Related Fees
      The audit related fees include benefit plan audits, review of government filings, due diligence and consultation on the application of accounting principles.
Tax Fees
      The tax fees relate to tax compliance and consultation in the various countries in which the Company operates.
All Other Fees
      All other fees include access fees relating to on-line research resources.
      All audit, audit related, tax services and other fees performed by KPMG are approved by the Audit Committee in advance of the engagement. The Audit Committee has considered and determined the compatibility of the audit-related and tax services provided by KPMG with auditor independence.
Other Matters
      We do not know of any other matters or items of business to be presented or acted upon at the Annual Meeting. If other proposals are properly presented, each of the persons named in the proxy card is authorized to vote on them using his or her best judgment.
Stockholder Proposals for 2007 Annual Meeting
      Stockholder proposals that are intended to be presented at the 2007 annual meeting and notice of a stockholder’s desire to submit a proposal for inclusion in the Company’s proxy statement for that meeting, which is expected to be held on or about Wednesday, May 16, 2007, must comply with certain rules and regulations promulgated by the SEC. The deadline for submitting any such proposal (which must otherwise comply with those rules and regulations) to the Company for consideration for inclusion in the proxy statement for the 2007 annual meeting of stockholders is December 1, 2006.
      Under the Company’s By-laws, a stockholder may present at the 2007 annual meeting of stockholders any other business, including the nomination of candidates for director, only if the stockholder has notified the Company’s Corporate Secretary, in writing, of the business or candidates not less than ninety nor more than one hundred twenty days in advance of the date which is the anniversary of the date that the Company’s proxy statement for the 2006 annual meeting of stockholders was released. There are other procedural requirements in the Company’s By-laws pertaining to stockholder nominations and proposals. Any stockholder of the Company may receive a current copy of the Company’s By-laws, without charge, by writing to the Corporate Secretary.
Additional Information
      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC as required. SEC filings are generally available to the public from commercial document retrieval services, on the Company’s web site at http://www.cornproducts.com and on the Internet web site maintained by the SEC at www.sec.gov. You may also read and copy any reports, statements or other information that are filed at the SEC’s public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company also files certain reports and other information with the New York Stock Exchange, on which the Company’s common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      YOU MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005 INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES (UPON REQUEST, EXHIBITS THERETO WILL BE FURNISHED SUBJECT TO PAYMENT OF A SPECIFIED FEE) BY SENDING A WRITTEN REQUEST TO CORN PRODUCTS INTERNATIONAL, INC., 5 WESTBROOK CORPORATE CENTER, WESTCHESTER, ILLINOIS 60154, ATTENTION: CORPORATE SECRETARY.
      Please complete the accompanying proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope as soon as possible or cast your vote either by telephone or electronically through the Internet.

By order of the Board of Directors,

Mary Ann Hynes
Vice President, General Counsel
and Corporate Secretary
March 29, 2006

APPENDIX A
CORN PRODUCTS INTERNATIONAL
BOARD MEMBERSHIP AND DIRECTOR CANDIDATE SELECTION CRITERIA
      The Board consists of a substantial majority of “independent” directors, as defined in the Rules of the New York Stock Exchange. Candidates are identified for the contributions they can make to the deliberations of the Board and their ability to represent impartially all of the Company’s stockholders, and are considered regardless of race or gender.
      In addition to other considerations, all potential nominees are expected to have:

•	the highest personal and professional ethics, integrity and values

•	education and breadth of experience to understand business problems and evaluate the postulate solutions

•	the ability to work well with others

•	respect for the views of others and an open-minded approach to problems

•	a reasoned and balanced commitment to the social responsibilities of the Company

•	an interest and availability of time to be involved with the Company and its employees over a sustained period

•	stature and experience to represent the Company before the public, stockholders and the other various individuals and groups that affect the Company

•	the willingness to objectively appraise management performance in the interest of the stockholders

•	an open mind on all policy issues and areas of activity affecting overall interests of the Company and its stockholders

•	no involvement in other activities or interests that create a conflict with the director’s responsibility to the Company and its stockholders
      The above attributes are expected to be maintained by Board members as a condition of their ongoing membership to the Board. The Corporate Governance and Nominating Committee reviews the makeup of the Board and the tenure of its members at least annually to help determine the number and experience of directors required.
      The Corporate Governance and Nominating Committee has also established the following additional criteria as an aid in the selection of potential Director candidates. The weight given to any particular item may vary based on the Committee’s assessment of the needs of the Board, and not all criteria may be applicable to each vacancy. Similarly, these criteria, in whole or in part, may be modified or waived by the Corporate Governance & Nominating Committee in connection with a particular vacancy or as otherwise deemed appropriate by the Committee. Candidates should have all or a majority of the following Important/ Desired Attributes:

1. Candidates should be actively employed as a CEO, or a President, Chief Financial Officer, or General Manager (or a comparable position of responsibility) with reasonable expectations of becoming a CEO, of a publicly traded company (or a significant private company) with at least $1-$3 billion in sales

2. International business experience

3. Financial responsibility during career and financial literacy

4. General management experience during career

A-1

5. Experience on publicly-traded/significant private company boards

6. Experience with corporate governance issues, and ideally, some background in the legal aspects of governance applicable to publicly-traded companies

7. Contribution to board diversity

8. Not nearing or planning for retirement within next five years

9. Actively employed in a manufacturing or continuous process type industry, although past experience in a manufacturing or continuous process type of industry or experience in other industries may be suitable as well.

A-2

ADMISSION TICKET

2006 Annual Meeting of Stockholders

Wednesday, May 17, 2006
9:00 a.m. at the

Westbrook Corporate Center Meeting Facility
Annex between Towers 2 and 5, Westchester, Illinois 60154

Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission for yourself and one guest. Seating will be on a first-come, first-served basis and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.

ADMISSION TICKET

▼ FOLD AND DETACH HERE ▼	▼ FOLD AND DETACH HERE ▼

Annual Meeting of Stockholders – To Be Held Wednesday, May 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I, a stockholder of Corn Products International, Inc., acknowledge receipt of the Proxy Statement dated March 29, 2006, and appoint SAMUEL C. SCOTT III and/or MARY ANN HYNES proxies and attorneys-in-fact, with full power of substitution, on my behalf and in my name, to represent me at the Annual Meeting of Stockholders to be held Wednesday, May 17, 2006 at 9:00 a.m., Central Daylight Saving Time, at the Westbrook Corporate Center Meeting Facility, Westchester, Illinois 60154, and at any adjournment(s) of the meeting, and to vote all shares of Common Stock which I would be entitled to vote if I were personally present, on all matters listed on the reverse side.

IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL,
PLEASE READ THE INSTRUCTIONS ON THE REVERSE SIDE.

Corn Products International, Inc. encourages you to take advantage of new and convenient ways to vote these shares for matters to be covered at the 2006 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined on the reverse side to cast your ballot.

Comments:

(If you noted comments above, please mark the corresponding box on the reverse side.)

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)

5 WESTBROOK CORPORATE CENTER
WESTCHESTER, ILLINOIS 60154

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Corn Products International, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Corn Products International, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy.

THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CORN01	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CORN PRODUCTS INTERNATIONAL, INC.

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2 Vote On Directors

1.	To elect the following Nominees for a term expiring at the 2009 annual meeting of stockholders:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	01)	Luis Aranguren - Trellez	☐	☐	☐
	02)	Paul Hanrahan
	03)	William S. Norman

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as independent auditors for the Company for 2006.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or any adjournment or adjournments thereof, the person named in this proxy will vote in his or her discretion.

If you have comments, please mark this box and
note them on the reverse side.     ☐

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date